Exhibit 10.7

FIBROGEN

2014 INCENTIVE COMPENSATION PLAN

Objectives

•	Project and Department activities to provide a link and consistency with Corporate Goal achievements

•	The Project and Department performance is linked to final bonus payout for all eligible employees.

•	Motivate & reward participants to contribute to and achieve Corporate Goals

•	Enable the company to attract and retain high quality employees

Eligibility Requirements

All FibroGen employees are eligible to be considered to participate in the plan, provided they are on payroll prior to July 1. Anyone hired on July 1 or after becomes eligible for the following year.

•	An employee must have a work week of a minimum of 20 hours.

•	An employee joining the company during the year prior to July 1, in the year reviewed, will be eligible on a prorated basis from their start date.

•	Employee must receive a “Fully Met Expectations” or better performance rating.

•	Employee must not be on a current Performance Improvement Plan at the time of payment date.

•	Employees must be on payroll the day payment is to be made.

•	Employees cannot terminate employment (or give notice of their intent to terminate) prior to the day payment is to be made.

Target Award Categories

A target percentage of annual base salary has been identified by employee classification. The actual payout % is based on the total achievement of all Corporate Goals, to be designed based on Project and Department goals and objectives, which may be reflected in Project and Department narratives, and other priorities as may be set by the Board and/or the Compensation Committee in consultation with management.

Corporate Goals

The bonus target will be attributed to achievement across all of the Corporate Goals. The weighting of the Corporate Goals will be set, and results of achievements against them, will be measured by the Compensation Committee of the Board of Directors, and determined in the absolute discretion of the Compensation Committee and Board of Directors, to be determined following consultation with and recommendations from the CEO and other appropriate members of management.

Example of Payout Calculation

Employee with Annual Salary of $80,000 and a bonus target of 5% = $4,000 Cash Target

Salary	Bonus Target	Total Target Dollar Amount	Percent Achievement of Goals	Gross Dollar Bonus
$80,000.00	5%	$4,000.00	80%	$3,200.00

Total Cash Payout – Less Applicable Taxes    $3,200.00

Other Provisions

Maximum Bonus Multiplier for an individual bonus payout is 150%.

CEO may recommend to the Committee increases to an individual bonus based on:

•	Significant individual goal achievement

•	Eligible employees hired before July 1 of the Plan Year.

FibroGen reserves the right to modify, suspend or terminate this Plan at any time.

The designation of an employee as a participant will not give the employee any right to be retained in the employ of FibroGen, and the ability of FibroGen to dismiss or discharge the employee at any time and for any reason is specifically reserved.

All decisions about eligibility, goals, achievements, and other provisions of the Plan are made in the absolute discretion of the Compensation Committee, and are not subject to appeal, dispute or contest by a participant.